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                                                                    EXHIBIT 99.7

                               CALPINE CORPORATION
                     SALARY INVESTMENT OPTION GRANT ELECTION



                  I hereby elect to apply the following portion of the salary otherwise payable to me in cash for the 1997 calendar year to the acquisition of a special option grant under the Salary Investment Option Grant Program in effect under the Company's 1996 Stock Incentive Plan (the "Plan").

                           $ ____________________ (not less than $10,000 nor
more $50,000).

                  I hereby acknowledge and agree that this election shall be irrevocable and that the option to be granted pursuant to such election shall be subject to the following terms:

                  1. The option will be granted on or before January 31, 1997.

                  2. The exercise price per share will be equal to thirty-three and one-third percent (33-1/3%) of the fair market value per share of the Company's common stock (the closing selling price per share on the Stock Exchange, as defined in the Plan) on the option grant date.

                  3. The number of shares of common stock subject to the option will be determined by dividing (i) the portion of my salary for the 1997 calendar year which I have elected to apply to the acquisition of the option by
(ii) sixty-six and two-thirds percent (66- 2/3%) of the fair market value per share of common stock on the option grant date.

                  4. The option will become exercisable in twelve (12) successive equal monthly installments over my period of continued service with the Company during the 1997 calendar year, with the first such installment to become exercisable upon my continuation in the Company's service through January 31, 1997.

                  5. The remaining terms of the option will be as set forth in the Salary Investment Option Grant Program in effect under the Plan.



                                            Signature: _________________________

                                            Dated: _______________________, 1996